Exhibit 99.1

Equinix Media Contacts:	Equinix Investor Relations Contact:
Maureen O’Brien	Melanie Mock
Equinix, Inc.	Equinix, Inc.
(650) 316-6043	(650) 316-6099
mobrien@equinix.com	mmock@equinix.com

David Fonkalsrud
K/F Communications
(415) 255-6506
dave@kfcomm.com

FOR IMMEDIATE RELEASE AFTER MARKET CLOSE, MARCH 4 2003

EQUINIX REPORTS FOURTH QUARTER 2002 AND

YEAR END 2002 RESULTS

•	Annual revenues increased 22% over 2001
•	Annual cash operating expenses decreased 30% over prior year
•	Debt service obligations reduced by more than 75% since 2001
•	Customer growth of nearly 40% year over year; 46 wins in fourth quarter including China Telecom, Sony Online Entertainment and Verizon

•	Created the largest global network neutral Internet exchange services company through Asia-Pacific acquisitions

Mountain View, CA—March 4, 2003—Equinix, Inc. (Nasdaq: EQIX), the leading provider of core Internet exchange services, today reported its fourth quarter and year end results for the period ended December 31, 2002.

Revenues were $18.8 million for the fourth quarter ended December 31, 2002 and $77.2 million for the year ended December 31, 2002, or an 8% increase over the same quarter last year, and a 22% increase over 2001 revenues. Cost of revenues were $25.5 million and $104.1 million for the fourth quarter and the year ended December 31, 2002. Cash cost of revenues for the fourth quarter and the year ended December 31, 2002 were $12.6 million and $56.0 million, respectively. Cash costs for the year increased less than 3% over cost of revenues in 2001, relative to a 22% increase in revenues over the same period.

Operating expenses for the fourth quarter and year, excluding restructuring charges, were $11.0 million and $45.9 million, respectively. Excluding restructuring charges, cash operating expenses for the year ended December 31, 2002 were reduced to $33.1 million from $47.0 million for the previous year, a reduction of 30%.

EBITDA loss for the quarter and the year ended December 31, 2002 was $1.6 million and $11.6 million, respectively. This compares to a $1.6 million EBITDA loss for the same quarter the previous year and a $38.0 million EBITDA loss for the year ended December 31, 2001.

Net income for the fourth quarter was $60.7 million, or basic net income per share of $19.14. Excluding the gain recognized on the retirement of senior notes and restructuring charges in the quarter, Equinix had a pro forma basic net loss per share of $9.92, as compared to a pro forma basic net loss per share of $10.90 for the same quarter last year. Net loss for the year was $21.6 million, compared to a net loss of $188.4 million for 2001, or basic net loss per share of $7.23 for 2002 as compared to $76.62 for 2001. Excluding the gain on the extinguishment of senior notes and restructuring charges in the year, Equinix’s pro forma basic net loss per share for 2002 was $41.30, as compared to a pro forma basic net loss per share of $56.87 for 2001, an improvement of nearly 30%.

At year-end 2002, excluding customers acquired in connection with the merger with Pihana Pacific and i-STT, Equinix had 303 customers, a 39% increase over total customers as of year-end 2001. Equinix added 147 new customers in 2002, including 46 new customers added in the fourth quarter. Customers added in the fourth quarter included China Telecom, Edmunds.com, Institutional Investor, SIAC, Sony Online Entertainment and Verizon. The company also recognized additional orders in the quarter from more than 130 existing customers including Accenture, Cox Communications, Google, IBM, Level 3, Williams Communications and Yahoo! Nearly 50% of Equinix’s existing customers ordered additional services in the quarter.

“Fiscal 2002 proved to be a pivotal year for Equinix, highlighted by our transition to a global business, the meaningful improvements to our balance sheet, and our leadership in key segments of the business,” said Peter Van Camp, CEO of Equinix. “We signed 147 new customers, grew revenue by more than 20%, extended our successful business model to the Asia-Pacific region and increased our footprint by 25%, all while dramatically reducing our debt service obligations and operating costs. In 2003, Equinix expects to benefit from continued industry consolidation and the growing demand for network diversity, as enterprise and network customers seek improved reliability and performance from their Internet operations.”

As of December 31, 2002, cash and cash equivalents, excluding restricted cash, were $41.2 million. Capital expense for the fourth quarter and the year ended December 31, 2002, was $1.4 million and $6.5 million, respectively. Reflecting the strength of its customer base, Equinix’s collection efforts remained strong with days sales outstanding (DSO) at 28 days, prior to the inclusion of the impact of the merger with Pihana Pacific and i-STT.

Company Developments

On December 31, 2002, Equinix announced the completion of its merger with i-STT, the Internet infrastructure service subsidiary of Singapore Technologies Telemedia Pte Ltd (ST Telemedia), and Pihana Pacific, a leading provider of neutral Internet exchange data center services and managed e-infrastructure services in Asia-Pacific, to form the largest global network neutral Internet exchange services company. Equinix now serves customers in two major regions with more than one million square feet of network-neutral Internet exchange center space in the United States, Singapore, Japan, Hong Kong, Australia and Thailand.

As part of the transaction, ST Telemedia, through its subsidiary STT Communications Ltd, made a strategic investment in Equinix in the amount of $30.0 million. Equinix received cash, net of working capital, of approximately $20.0 million through the acquisition of Pihana Pacific and i-STT, bringing the total cash contribution to approximately $50.0 million. With these transactions, Equinix substantially de-leveraged its balance sheet by retiring more than $116 million of its 13% Senior Notes, through a combination of cash and equity, and further reduced its senior secured credit facility by an additional $8.5 million. In addition, Equinix renegotiated certain terms of its senior secured credit facility, including the adjustment of the principal amortization schedule, and reset covenants based upon current market conditions for the remaining term of the facility.

At the close of these merger and financial transactions, Equinix has permanently repaid or retired approximately $235.0 million of its bonds, senior secured credit facility and other debt facilities since 2001, or approximately two-thirds of the company’s debt. Significantly, annual cash interest payments have been reduced 75% since 2001.

Business Outlook

For the first quarter 2003, the company expects revenue to be in the range of $24.0 to $25.0 million, which includes revenues associated with the Asia-Pacific acquisitions. The company expects to be cash flow positive from operations by year-end 2003, and cash flow positive by June 2004.

About Equinix

Equinix is the leading international provider of core Internet exchange services that allow networks, Internet infrastructure companies, enterprises and content providers to grow, manage and control their network and Internet operations for unparalleled performance. Through the company’s 15 Internet Business Exchange™ (IBX®) centers in six countries, customers can directly interconnect with the providers that serve more than 90% of the world’s Internet networks and users for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

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This press release contains forward-looking statements that involve risks and uncertainties including Equinix’s anticipated financial outlook for 2003. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; challenges associated with the integration of our global business; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

About Pro Forma Adjustments: Equinix provides EBITDA, pro forma net loss and pro forma net loss per share data as an alternative for understanding the company’s operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principals (GAAP) and may be materially different from pro forma measures used by other companies.

EQUINIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share detail and footnotes)

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
	(unaudited)
Revenues	$18,803	$17,466	$77,188	$63,414
Cost of revenues (1)	25,474	20,296	104,073	94,889

Gross profit (loss)	(6,671)	(2,830)	(26,885)	(31,475)

Operating expenses:
Sales and marketing	3,079	3,661	15,247	16,935
General and administrative	7,924	11,273	30,659	58,286
Restructuring charges	(75)	—	28,885	48,565

Total operating expenses (2)	10,928	14,934	74,791	123,786

Loss from operations	(17,599)	(17,764)	(101,676)	(155,261)

Interest and other income (expense):
Interest and other income	37	1,179	998	10,656
Interest and other expense	(8,687)	(10,862)	(35,098)	(43,810)
Gain on debt extinguishments	86,970	—	114,158	—

Total interest and other, net	78,320	(9,683)	80,058	(33,154)

Net income (loss)	$60,721	$(27,447)	$(21,618)	$(188,415)

Basic net income (loss) per share	$19.14	$(10.90)	$(7.23)	$(76.62)

Diluted net income (loss) per share	$18.47	$(10.90)	$(7.23)	$(76.62)

Shares used in computing basic net income (loss) per share	3,173	2,518	2,990	2,459

Shares used in computing diluted net income (loss) per share	3,288	2,518	2,990	2,459

Depreciation expense	$14,583	$13,201	$54,082	$49,645

Stock-based compensation expense	$1,238	$3,003	$6,878	$19,044

EBITDA (3)	$(1,613)	$(1,560)	$(11,591)	$(38,007)

(1)	Cost of revenues includes depreciation expense of $12.8 million and $10.0 million for the three months ended December 31, 2002 and 2001, respectively, and $47.9 million and $40.0 million for the twelve months ended December 31, 2002 and 2001, respectively. In addition, cost of revenues includes stock-based compensation expense of $50,000 and $14,000 for the three months ended December 31, 2002 and 2001, respectively, and $266,000 and $426,000 for the twelve months ended December 31, 2002 and 2001, respectively.

(2)	Total operating expenses include depreciation expense of $1.8 million and $3.2 million for the three months ended December 31, 2002 and 2001, respectively, and $6.2 million and $9.6 million for the twelve months ended December 31, 2002 and 2001, respectively. In addition, operating expenses include stock-based compensation expense of $1.2 million and $3.0 million for the three months ended December 31, 2002 and 2001, respectively, and $6.6 million and $18.6 million for the twelve months ended December 31, 2002 and 2001, respectively.

(3)	Earnings before net interest expense, income taxes, depreciation of capital assets, amortization of stock-based compensation, gains on debt extinguishments and restructuring charges. For the three and twelve months ended December 31, 2002, EBITDA excludes approximately $240,000 of one-time transaction costs related to the combination and financing.

RECONCILIATIONS FROM GAAP TO PRO FORMA RESULTS:

Equinix provides EBITDA, pro forma net loss and pro forma basic net loss per share data as an alternative for understanding our operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be materially different from pro forma measures used by other companies.

The following represents how Equinix calculates EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Loss from operations	$(17,599)	$(17,764)	$(101,676)	$(155,261)
Depreciation expense	14,583	13,201	54,082	49,645
Stock-based compensation expense	1,238	3,003	6,878	19,044
Restructuring charges	(75)	—	28,885	48,565
One-time transaction costs	240	—	240	—

EBITDA	$(1,613)	$(1,560)	$(11,591)	$(38,007)

The following represents how Equinix calculates pro forma net loss and pro forma basic net loss per share:

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Loss from operations	$60,721	$(27,447)	$(21,618)	$(188,415)
Restructuring charges	(75)	—	28,885	48,565
Less gain on debt extinguishments	(86,970)	—	(114,158)	—

Pro forma net loss	$(26,324)	$(27,447)	$(106,891)	$(139,850)

Shares used in computing basic net income (loss) per share	3,173	2,518	2,990	2,459
Less shares issued in connection with debt extinguishments	(520)	—	(402)	—

Shares used in computing pro forma basic net loss per share	2,653	2,518	2,588	2,459

Pro forma basic net loss per share excluding restructuring charges and debt extinguishments	$(9.92)	$(10.90)	$(41.30)	$(56.87)

EQUINIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2002	December 31, 2001
	(unaudited)
Assets

Cash, cash equivalents and short-term investments	$41,216	$87,721
Restricted cash equivalents and short-term investments	4,407	28,044
Accounts receivable, net	9,152	6,909
Property and equipment, net	389,890	428,917
Intangible assets	22,893	—
Other assets	24,287	23,463

Total assets	$491,845	$575,054

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$13,335	$11,109
Accrued restructuring charges	11,528	6,390
Accrued merger and financing costs	7,012	—
Accrued construction costs	—	34,650
Accrued interest payable	2,311	2,167
Debt facilities and capital lease obligations	9,224	13,550
Senior secured credit facility	91,510	105,000
Senior notes	28,908	187,882
Convertible secured notes	25,354	—
Other liabilities	18,627	10,785

Total liabilities	207,809	371,533

Preferred stock	2	—
Common stock	8	3
Additional paid-in capital	637,907	544,420
Deferred stock-based compensation	(2,865)	(11,022)
Accumulated other comprehensive income	617	135
Accumulated deficit	(351,633)	(330,015)

Total stockholders’ equity	284,036	203,521

Total liabilities and stockholders’ equity	$491,845	$575,054